Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Republic Power Group Limited on Form F-1 of our report dated March 18, 2022, except for Note 12 and Note 14, as to which the date is June 29, 2022, which include an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Republic Power Group Limited and Subsidiaries as of June 30, 2021 and 2020, and for each of the years in the two-year period ended June 30, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 21, 2022